Exhibit 99.1


                                                   Cadence Resources Corporation

                                                   an emerging US energy company

[CADENCE LOGO]

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FOR IMMEDIATE RELEASE: June 29, 2004                                       04-04


     CADENCE RESOURCES' ANNOUNCES PROGRESS AT LOGANSPORT NATURAL GAS PROJECT

                        DRILLING OF NEW OIL WELL IN TEXAS

WALLA WALLA, WA: Cadence Resources Corporation, an energy production and development company (OTC-BB: CDNR), announced today that its Logansport natural gas project in De Soto Parish, Louisiana has achieved record average production in excess of 3,600 mcf per day so far in June. Cadence's net share is approximately 30%.

During the first nine months of commercial operations at Logansport, Cadence and its partner, Bridas Energy USA have drilled and completed thirteen wells of which twelve are currently producing. The latest well, the Billingsley #28-1, is expected to begin production in mid-July once additional pipeline capacity has been secured.

The Martin-Timber #27-2 commenced production in late May, averaging in excess of 1,300 mcf per day during the first week. The J.B. Barr #28-2 started in mid-June and has averaged approximately 1,100 mcf per day during its first nine days of production. Based on the well logs, Cadence anticipates that the Billingsley #28-1 will be comparable to these two wells.

The wells drilled so far have enabled Cadence to define the most productive areas within the approximately 5,000 acre property. The main target horizons are the Cotton Valley and the shallower Hosston formation. In addition, drilling has identified opportunities to twin the deeper wells targeting shallow sands such as the Paluxy - the J.B. Barr #28-2 was the first such well. The Company believes that the best pay will be in the northern part of the property.

Completion in the Hosston has proved more difficult that in the other horizons. Cadence and its joint venture partner are continuing to evaluate different completion techniques seeking to improve the production. In addition, there are opportunities to plug the wells and complete in shallower sections. However, two of the wells, the Leon Gamble #33-1 and the Cowdin #27-1 have not achieved rates of production necessary to recover their costs and the Company intends to take an impairment on these two wells at June 30, 2004.

In other news the Company will begin drilling a new oil well, the Cadence D-1, on the Waggoner Ranch located in Wilbarger County, Texas. The Company is targeting oil-bearing formations and pinnacle reefs at about 3,350 feet in depth. The formations being targeted are the Middle Canyon, Upper and Lower Milham, and Dyson. Cadence's first five wells on the Ranch have been producing steadily at approximately 100 barrels per day and the Company is seeking to add significantly to this production with the new well.

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OFFICES                                                  TEL             FAX
6 East Rose Street, Walla Walla, WA 99362         (509) 526-3491  (509) 526-3292
1 West Street, Suite 3206, New York, NY 10004     (212) 217-2073  (212) 217-2076
11211 Katy Freeway, Suite 400, Houston, TX 77079  (713) 655-8800  (713) 358-8446
                            www.cadenceresources.com

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                                                   Cadence Resources Corporation

                                                   an emerging US energy company

[CADENCE LOGO]

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The Company has also completed about 70% of a 3-D seismic program covering more than 3,600 acres of leases on the Waggoner Ranch. The results from this program will be available by mid-August and are expected to further define at least four new structures which have already been identified as targets by the Company's consulting geologists.

Certain statements contained herein may contain forward-looking statements that involve risks and uncertainties. Therefore, actual results may differ materially from those projected or implied. As a result, these forward-looking statements represent the Company's best judgment as of the date of this news release.

Contacts: John Ryan (843) 263-1169 or Douglas Newby (646) 879-5970